Exhibit 99.1

VEG HOUSE HOLDINGS INC.

AUDIT COMMITTEE CHARTER

I.	Purpose.

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Veg House Holdings Inc. (the “Company”). The purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s and its subsidiaries’ financial statements and financial reporting process and the Company’s and its subsidiaries’ systems of internal accounting and financial controls, (ii) the performance of the internal and external audit services function, (iii) the annual independent audit of the Company’s and subsidiaries’ financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance, (iv) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure of controls and procedures, (v) the compliance with the Company’s Code of Ethics and Business Conduct and conduct of the Company’s officers and directors, (vi) the evaluation of enterprise risk issues, and (vii) the fulfillment of the other responsibilities set out herein.

The Audit Committee shall prepare the report required by the U.S. Securities and Exchange Commission (the “SEC”) to be included in the Company’s public filing.

II.	Membership, Structure and Qualifications.

Membership and Structure. The Committee shall not consist of fewer than three (3) or more than seven (7) directors. The Committee members shall be elected annually by the Board, upon the recommendation of the Nominating and Corporate Governance Committee, for terms of one (1) year, or until their successors shall be duly elected and qualified.

Qualifications. All Committee members shall meet all applicable independence requirements of The Nasdaq Stock Market LLC and any successor thereto (“Nasdaq”) and of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the exemptions provided in Rule 10A-3(c) under the Exchange Act, and other applicable rules and regulations of the SEC. Additionally, no member of the Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the preceding three (3) years and all members of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement.

Chairman. Unless the Chairman of the Committee (the “Chairman”) is elected by the full Board, the Committee members may designate a Chairman consistent with any recommendation of the Nominating and Corporate Governance Committee.

Resignation, Removal and Replacement. Any director may resign from the Committee at any time upon notice of such resignation to the Company. An independent director who ceases to be independent under Nasdaq requirements shall promptly resign to the extent required for the Company to comply with applicable laws, rules and regulations. The Board shall have the power at any time to remove a member of the Committee with or without cause, to fill all vacancies, and to designate alternate members, upon the recommendation of the Committee, to replace any absent or disqualified members, so long as the Committee shall at all times have at least three (3) members and be composed solely of independent board members.

Financial Expert. As a matter of best practices, the Committee will endeavor to have at least one of its members with the requisite qualifications to be designated by the Board as an “audit committee financial expert,” as such term is defined by Item 407(d)(5) of Regulation S-K as promulgated by the SEC (“Regulation S-K”). The Committee shall report to the Board for further action as appropriate, including, but not limited to, a determination by the Board that the Committee membership includes or does not include one or more “audit committee financial experts” and any related disclosure to be made concerning this matter. The designation of a member of the Committee as an “audit committee financial expert” will not increase the duties, obligations or liability of the designee as compared to the duties, obligations and liability imposed on the designee as a member of the Committee and of the Board. If the Committee does not have an “audit committee financial expert,” then, in accordance with Nasdaq requirements, at least one member of the Committee must be financially sophisticated, in that he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including but not limited to being or having been a chief executive officer, chief financial officer, other senior officer with financial oversight responsibilities.

III.	Meetings and Other Actions.

All meetings of and other actions by the Committee shall be held and taken pursuant to the memorandum & articles of association of the Company (as may be amended from time to time, the “M&As”), including provisions governing notice of meetings and waiver thereof, the number of Committee members required to take action at meetings and by written consent, and other related matters. The Committee may invite any director who is not a member of the Committee, management, counsel, representatives of service providers or other persons to attend meetings and provide information as the Committee, in its sole discretion, considers appropriate.

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Unless otherwise authorized by the Board, the Committee shall not delegate any of its authority to any subcommittee.

IV.	Goals, Responsibilities and Authority.

The function of the Committee is to oversee the Company’s management and independent accountants in the production of the Company’s financial statements, as well as all controls and procedures relating thereto. The Company’s management is primarily responsible for the preparation and presentation of the Company’s financial statements and for maintaining appropriate systems for accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The Company’s independent accountants are primarily responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviewing the Company’s unaudited interim financial statements and auditing management’s assessment of effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and other procedures. The independent accountants are accountable to the Board and the Committee, as representatives of the Company’s stockholders. The Board and the Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company’s independent accountants. For purposes of this Charter, the term “management” means the appropriate officers of each of the Company and its subsidiaries and the phrase “internal accounting staff” means the appropriate officers and employees of each of the Company and its subsidiaries.

In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company or members of management and are not, and do not represent themselves to be, accountants or auditors by profession. As such, it is not the duty or the responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures to determine if the financial statements are complete and accurate and whether they have been prepared in accordance with generally accepted accounting principles in effect in the United States (“GAAP”) or to set auditor independence standards.

Each member of the Committee shall be entitled to rely on (i) the integrity of those persons within and outside the Company and management from which it receives information, (ii) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary (which shall be promptly reported to the Board), and (iii) statements made by the officers and employees of the Company and its subsidiaries or other third parties as to any information technology, internal and external audit and other non-audit services provided by the independent accountants to the Company. In carrying out its responsibilities, the Committee’s policies and procedures shall be adapted, as appropriate, to best react to changing markets and regulatory environments.

Nothing in this Charter shall be interpreted as diminishing or derogating the duties, responsibilities or obligations of the Board. Subject to the requirements of the M&As, the Committee shall:

Retention of Independent Accountants and Approval of Services

1.                Select or retain each year a firm or firms of independent accountants to audit the accounts and records of the Company and its subsidiaries, to approve the terms of compensation of such independent accountants (including negotiating and executing on behalf of the Company engagement letters) and to terminate such independent accountants as it deems appropriate.

2.                Pre-approve any independent accountants’ engagement to render audit and/or permissible non-audit services (including the fees charged and proposed to be charged by the independent accountants), subject to the de minimus exceptions under Section 10A(i)(1)(B) of the Exchange Act, and as otherwise required by law.

3.                The Committee may delegate its pre-approval responsibilities to one (1) or more of its members. The member(s) to whom such responsibility is delegated must report, for informational purposes only, any pre-approval decisions to the Committee at its next scheduled meeting.

Oversight of the Independent Accountants

4.                Obtain and review a report from the independent accountants at least annually regarding:

(a)	the independent accountants’ internal quality-control procedures;

(b)	any material issues raised by the most recent internal quality-control review, peer review, or review by the PCAOB, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five (5) years respecting one (1) or more independent audits carried out by the firm;

(c)	any steps taken with regard to the issues identified in (a) or (b) above; and

(d)	all relationships between the independent accountants and the Company and its subsidiaries.

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5.                Obtain from the independent accountants annually a formal written statement of the fees billed in each of the last two (2) fiscal years for each of the following categories of services rendered by the independent accountants:

(a)	the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s quarterly reports or services that are normally provided by the independent accountants in connection with statutory or regulatory filings or engagements;

(b)	that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service;

(c)	tax compliance, tax advice and tax planning services, in the aggregate and by each service; and

(d)	all other products and services rendered by the independent accountants, in the aggregate and by each service.

6.                Evaluate the qualifications, performance and independence of the independent accountants, including the following:

(a)	evaluating the performance of the lead (or coordinating) audit partner, and the quality and depth of the professional staff assigned to the Company and its subsidiaries;

(b)	considering whether the accountant’s quality controls are appropriate and adequate in light of the standards and requirements established by the PCAOB and under applicable law at such time; and

(c)	considering whether the provision of permitted non-audit services is compatible with maintaining the accountant’s independence.

7.                Consider the opinions of management and the internal accounting staff in connection with the foregoing responsibilities. The Committee shall present its conclusions with respect to the independent accountants to the Board.

8.                Monitor the rotation required by Section 10A(j) of the Exchange Act of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit.

9.                Oversee compliance with the following guidelines relating to the Company’s hiring of employees or former employees of the independent accountants:

(a)	no member of the audit team that is auditing the Company can be hired by the Company in a financial reporting oversight role (as defined in the SEC’s Regulation S-X) for a period of one (1) year following association with that audit; and

(b)	the Company’s Chief Financial Officer shall report annually to the Committee the profile of the preceding year’s hires from the independent accountants.

10.             Consider the effect on the Company of:

(a)	any changes in accounting principles or practices proposed by management or the independent accountants;

(b)	any changes in service providers, such accountants, that could impact the Company’s internal control over financial reporting; and

(c)	any changes in schedules (such as fiscal or tax year-end changes) or structures or transactions that require special accounting activities, services or resources.

11.             Review any presentations or reports prepared by the independent accountants with respect to any applicable Federal tax matters.

12.             Annually review a formal written statement from the independent accountants delineating all relationships between the independent accountants and the Company, consistent with applicable requirements and standards of the SEC and the PCAOB, and discuss with the independent accountants their methods and procedures for ensuring independence.

13.             Evaluate the efficiency and appropriateness of the services provided by the independent accountants, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information.

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14.             Interact with the independent accountants, including reviewing and, where necessary, resolving any problems or difficulties the independent accountants may have encountered in connection with the annual audit or otherwise, any management letters provided to the Committee and the Company’s responses. Such review shall address any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements that have arisen between management and the independent accountants regarding financial reporting.

15.             Review with the independent accountants the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

Financial Statements and Disclosure Matters

16.             Review and discuss with management and the independent accountants the annual audited financial statements, including disclosures made in management’s discussion and analysis of financial condition and results of operations, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

17.             Review and discuss with management and the independent accountants the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis of financial condition and results of operations, prior to the filing of its Quarterly Reports on Form 10-Q, including the results of the independent accountants’ reviews of the quarterly financial statements.

18.             Review with the Company’s Chief Executive Officer, Chief Financial Officer and independent accountants, the adequacy and effectiveness of the Company’s and its subsidiaries’ internal control over financial reporting and review periodically, but in no event less frequently than quarterly, management’s conclusions about the effectiveness of such internal control over financial reporting, including any significant deficiencies and material weaknesses in, or material non-compliance with, such internal control.

19.             Review with the Company’s Chief Executive Officer, Chief Financial Officer and independent accountants, the adequacy and effectiveness of the Company’s and its subsidiaries’ disclosure controls and procedures and review periodically, but in no event less frequently than quarterly, management’s conclusions about the effectiveness of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

20.             Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer, or persons performing similar roles, during their certification process for the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q concerning any significant deficiencies in the design or operation of disclosure controls and procedures and, when applicable, internal control over financial reporting, or material weaknesses in such control, and any fraud involving management or other employees who have a significant role in the Company’s disclosure controls and procedures and internal control over financial reporting.

21.             Review and discuss the types of information to be disclosed and the types of presentation to be made in connection with earnings releases by the Company and its subsidiaries.

22.             Review and discuss the types of financial and non-financial information and earning guidance to be provided to analysts and ratings agencies.

23.             Meet with the Company’s independent accountants at least four times during each fiscal year, including private meetings, and review written materials prepared by the independent accountants, as appropriate. At these meetings, the Committee shall:

(a)	review the arrangements for and the scope of the annual audit and any special audits or other special permissible services;

(b)	review the Company’s financial statements and to discuss any matters of concern arising in connection with audits of such financial statements, including any adjustments to such statements recommended by the independent accountants or any other results of the audits;

(c)	consider and review, as appropriate and in consultation with the independent accountants, the appropriateness and adequacy of the Company’s financial and accounting policies, internal control over financial reporting and, as appropriate, the internal controls of key service providers, and to review management’s responses to the independent accountants’ comments relating to those policies, procedures and controls, and to take any necessary action in light of material control deficiencies;

(d)	review with the independent accountants their opinions as to the fairness of the financial statements; and

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(e)	review and discuss quarterly reports from the independent accountants relating to: (1) all critical accounting policies and practices to be used; (2) all alternative treatment of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent accountants; and (3) other material written communications between the independent accountant and management, such as any management letter or schedule of unadjusted differences.

24.             Prepare the report required by the SEC to be included in the Company’s public filing.

Compliance Oversight

25.             Administer the following procedures relating to the receipt, retention and treatment of complaints received by the Company regarding questionable accounting, internal accounting controls over financial reporting or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters:

(a)	the Company shall forward to the Committee any complaints or concerns that it has received regarding questionable financial statement disclosures, accounting, internal accounting controls or auditing matters;

(b)	the Company shall establish and publish on its website an e-mail address for receiving anonymous complaints or concerns related to questionable financial statement disclosures, accounting, internal accounting controls or auditing matters, provided that the Company may engage the services of a third-party service provider to receive such complaints on behalf of the Company via telephone, email or other appropriate method;

(c)	any employee of the Company may submit, on a confidential, anonymous basis if the employee so desires, any concerns regarding questionable financial statement disclosures, accounting, internal accounting controls or auditing matters by setting forth such concerns in writing and forwarding them in a sealed envelope to the Chairman of the Committee, such envelope to be labeled with a legend such as “To be opened by the Committee only” (employees may deposit such envelope in the Company’s internal mail system or deliver it by hand to a member of the Committee and if an employee would like to discuss any matter with the Committee, the employee should indicate this in the submission and include a telephone number at which he or she might be contacted if the Committee deems it appropriate);

(d)	the Committee shall review and consider any such complaints and concerns that it has received and take any action that it deems appropriate in order to respond thereto;

(e)	the Committee may request special treatment for any complaint or concern, including the retention of outside counsel or other advisors; and

(f)	the Committee shall retain any such complaints or concerns for a period of no less than five (5) years.

The Committee shall annually reassess the effectiveness of the procedures described immediately above and modify them as necessary.

26.             The Committee will be designated as and serve as the Qualified Legal Compliance Committee for the Company in accordance with the provisions of Section 307 of Sarbanes-Oxley Act of 2002. Upon receipt of a report of evidence of a material legal violation, the Committee will notify the Board of such report, investigate and recommend appropriate measure to the Board. If the Company does not appropriately respond, the Committee may take further appropriate action, including notification to the SEC.

27.             Review with management or any external counsel as the Committee considers appropriate, any legal matters (including the status of pending litigation) that may have a material impact on the Company and any material reports or inquiries from regulatory or governmental agencies.

28.             Review with management the adequacy and effectiveness of the Company’s procedures to ensure compliance with its legal and regulatory responsibilities.

29.             Oversee compliance with the Company’s Code of Ethics and Business Conduct.

30.             Discuss with management, the independent accountants, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements, accounting policies or internal control over financial reporting.

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31.             Obtain reports from management, the internal or external auditor or internal or external audit service provider, as the case may be, and the independent auditor regarding compliance with applicable legal and regulatory requirements.

Oversight of Company’s Internal And External Audit Function

32.             The internal and external auditor or internal and external audit service provider, as the case may be, shall report periodically to the Committee regarding any significant deficiencies in the design or operation of the Company’s and its subsidiaries’ internal control over financial reporting, material weaknesses in the internal control over financial reporting and any fraud (regardless of materiality) involving persons having a significant role in the internal control over financial reporting, as well as any significant changes in internal control over financial reporting implemented by management during the most recent reporting period of the Company.

33.             Discuss with management, the internal and external auditor or internal and external audit service provider, as the case may be, and the independent accountant the Company’s major risk exposures (whether financial, operations or both) and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

34.             With respect to any internal and external audit services that may be outsourced, engage, evaluate and terminate internal and external audit service providers and approve fees to be paid to such internal and external audit service providers.

Financial Oversight

35.             Review and approve decisions by the Company and its subsidiaries to enter into derivative transactions (including, but limited to, swaps, put and call options or combinations thereof, caps, floors, collars, and forward or spot exchanges) and related matters, as appropriate, as well as non-cleared swaps that are exempt from the clearing and trade execution requirements established under applicable federal law, rules and regulations, including swaps that are entered into in reliance upon the “end-user exceptions” to the mandatory execution and clearing requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations. The Committee may review and approve swap transactions submitted to it by management on (a) an individual transaction basis or (b) a blanket basis, with respect to all non-cleared swaps that are exempt from the federal clearing and trade execution requirements, which approval must be reviewed at least annually.

36.             Periodically review, at least on an annual basis, or more often (particularly in the event of a material change in hedging strategy) and approve the Company’s policies for the use of swaps that are entered into in reliance upon the end-user exceptions.

Other

37.             Prepare the disclosure required by Item 407(d)(3)(i) of Regulation S-K.

38.             Report its activities to the Board on a regular basis and to make such recommendations with respect to the matters described above and other matters as the Committee may deem necessary or appropriate.

39.             Perform an annual self-evaluation of the Committee’s performance and annually review and reassess the adequacy of and, if appropriate, propose to the Board, any desired changes in, this Charter, all to supplement the oversight authority by the Nominating and Corporate Governance Committee with respect to such matters.

40.             The Committee shall have such further responsibilities as are given to it from time to time by the Board. The Committee shall consult, on an ongoing basis, with management, the independent accountants and counsel as to legal or regulatory developments affecting its responsibilities, as well as relevant tax, accounting and industry developments.

The foregoing list of duties is not exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its duties.

V.	Additional Resources.

The Committee shall have the right to use reasonable amounts of time of the Company’s independent accountants, outside lawyers and other internal staff and also shall have the right to hire independent experts, lawyers and other consultants to assist and advise the Committee in connection with its responsibilities. The Committee shall also be given the resources, as determined by the Committee, for payment of (i) compensation to any registered independent public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any independent experts, lawyers and other consultants hired to assist and advise the Committee in connection with its responsibilities, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee shall keep the Company’s Chief Financial Officer advised as to the general range of anticipated expenses for outside consultants, and shall obtain the concurrence of the Board in advance for any expenditures.

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VI.	Amendments.

Any amendments to this Charter must be approved or ratified by a majority vote of the Company’s Board, including a majority of independent directors.

VII.	Disclosure of Charter.

This Charter will be made available on the Company’s website at “_____________________”

Adopted by the Board of Directors on ______________, 2023.

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